    As filed with the Securities and Exchange Commission on December 30, 2002
                                                        Registration No. 333-___


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                MANOR CARE, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                 34-1687107
        (State of incorporation)                       (I.R.S. Employer
                                                     Identification Number)

                                MANOR CARE, INC.
                             333 North Summit Street
                             Toledo, Ohio 43604-2617
                                 (419) 252-5500
                    (Address of principal executive offices)

        HCR MANOR CARE STOCK PURCHASE AND RETIREMENT SAVINGS 401(k) PLAN
                            (FULL TITLE OF THE PLAN)

              R. Jeffrey Bixler                          Copies to:                    Michael Levin
Vice President, General Counsel and Secretary                                        Latham & Watkins
              Manor Care, Inc.                                                    Sears Tower, Suite 5800
          333 North Summit Street                                                Chicago, Illinois 60606
         Toledo, Ohio 43604-2617                                                    (312) 876-7700
               (419) 252-5500                                                      Counsel to Registrant

                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

     Title of each class of             Amount           Proposed maximum        Proposed maximum                Amount of
securities to be registered (1)    to be registered     offering price per      aggregate offering           registration fee
                                                             share (2)                 price

  Common Stock, par value $.01     3,000,000 Shares           $18.75                $56,250,000                  $5,175.00
           per share

(1) In addition, pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the proposed maximum offering price per share is based upon the average of the high and low prices reported on the New York Stock Exchange for the Company's Common Stock on December 26, 2002, which was $18.75 per share.

The prospectus that is part of this registration statement also relates to Registration Statement No. 333-81833.

                                EXPLANATORY NOTE

                  This Registration Statement provides for an increase in the number of shares of common stock ($0.01 par value) (the "Common Stock") of Manor Care, Inc. (the "Company") which are registered for issuance pursuant to the HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan ("the Plan"). On December 20, 1994 the Company filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (File No. 33-87640) relating to 400,000 shares of Common Stock to be offered and sold under the HCR Stock Purchase and Retirement Savings Plan (the "HCR Plan"). Pursuant to Rule 416, the number of registered shares was increased to 600,000 when the Common Stock underwent a 3-for-2 split in the form of a stock dividend effective June 5, 1996. On December 23, 1999 the Company filed with the SEC an additional registration statement on Form S-8 (File No. 333-93573) relating to 200,000 shares of Common Stock to be offered and sold under the HCR Plan. On June 29, 1999 the Company filed with the SEC a registration statement of Form S-8 (File No. 333-81833) relating to 1,300,000 shares to be offered and sold under the Manor Care, Inc. Retirement Savings and Investment Plan (the "Manor Care Plan"). On January 1, 2003 the Company will merge the Manor Care Plan into the HCR Plan to become the Plan. This Registration Statement increases the number of registered shares of Common Stock under the Plan from 2,100,000 to 5,100,000. The contents of all prior registration statements are incorporated into this Registration Statement by reference. The Items below contain information required in this registration that was not included in the prior registration statements.

                                     PART I

Item 1.     Plan Information

                  Not required to be filed with this Registration Statement.

Item 2.     Registrant Information and Employee Plan Annual Information

                  Not required to be filed with this Registration Statement.

                                     PART II

Item 3.    Incorporation of Documents by Reference

                  The documents listed below have been filed by the Company with the SEC and are incorporated in this Registration Statement by reference:

                  a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

                  b. The Company's Definitive Proxy Statement, filed April 4, 2002 for the Annual Meeting of Stockholders held on May 7, 2002;

                  c. The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2002 which were filed on May 13, August 12 and November 12, 2002, respectively;

                  d. The Company's Current Report on Form 8-K filed August 13, 2002;

                  e. The HCR Stock Purchase and Retirement Savings Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 2001;

                  f. The Manor Care, Inc. Retirement Savings and Investment Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 2001;

                  g. All other reports filed by the Company pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934 since the end of the Company's fiscal year ended December 31, 2001; and

                  h. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on September 12, 1991 pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

                  All documents subsequently filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

                  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities

                  Not required to be filed with this Registration Statement.

Item 5.     Interests of Named Experts and Counsel

                  The validity of the issuance of the shares of common stock registered hereby has been passed upon by R. Jeffrey Bixler who serves as Vice President, General Counsel and Secretary of the Company.

Item 6.     Indemnification of Directors and Officers

                  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that Delaware corporations such as the Company may, under certain circumstances, indemnify their directors and officers, as well as other employees and individuals, against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director, officer, employee or agent of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys' fees) incurred by the person in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article III, Section 14 of the Company's Amended and Restated By-Laws entitles officers and directors of the Company to indemnification to the fullest extent permitted by Section 145 of DGCL, as the same may be supplemented or amended from time to time.

         Article III, Section 14 of the Company's Amended and Restated By-Laws provides:

                           Section 14. INDEMNIFICATION. The Company shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law. Expenses incurred by a person who is or was a director or officer of the Company in appearing at, participating in or defending any such action, suit or proceeding shall be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this Section 14. If a claim under this
                           Section 14 is not paid in full by the Company within ninety days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law or other applicable law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors (or any committee thereof), independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law or other applicable law, nor an actual determination by the Company (including its Board of Directors (or a committee thereof), independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  The Company has entered into separate indemnification agreements with directors and officers of the Company, pursuant to which the Company will indemnify such directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.     Exemption from Registration Claimed

                  Not applicable.

Item 8.    Exhibits

       Exhibit Number                                 Description
       --------------                                 -----------
             4                HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan

             5                Opinion of R. Jeffrey Bixler, General Counsel of the Company

            23.1              Consent of Ernst & Young LLP

            23.2              Consent of R. Jeffrey Bixler (included in the opinion filed as Exhibit 5)

Item 9.     Undertakings

                a. The undersigned registrant and the Plan hereby undertake:

                      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         b. The undersigned registrant and the Plan hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on December 30, 2002.

                                        MANOR CARE, INC.

                                        By:  /s/ R. Jeffrey Bixler
                                             -----------------------------------
                                                 R. Jeffrey Bixler, Vice
                                                 President, General Counsel and
                                                  Secretary

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                     TITLE                                                        DATE
---------                                     -----                                                        ----
 /s/ Virgis W. Colbert                        Director                                       )
 ---------------------
Virgis W. Colbert                                                                            )
                                                                                             )
                                                                                             )
 /s/ Joseph H. Lemieux                        Director                                       )
 ---------------------
Joseph H. Lemieux                                                                            )    December 30, 2002
                                                                                             )
                                                                                             )
 /s/ William H. Longfield                     Director                                       )
 ---------------------
William H. Longfield                                                                         )
                                                                                             )
                                                                                             )
 /s/ Frederic V. Malek                        Director                                       )
 ---------------------
Frederic V. Malek                                                                            )
                                                                                             )
                                                                                             )
 /s/ Geoffrey G. Meyers                       Executive Vice President and Chief             )
 ---------------------                        Financial Officer (Principal Financial         )
Geoffrey G. Meyers                            Officer);                                      )
                                                                                             )
 /s/ Spencer C. Moler                         Vice President and Controller (Principal       )
 ---------------------                        Accounting Officer)                            )
Spencer C. Moler                                                                             )
                                                                                             )
 /s/ Paul A. Ormond                           Chairman of the Board; President and Chief     )
 ---------------------                        Executive Officer (Principal Executive         )
Paul A. Ormond                                Officer); Director                             )
                                                                                             )

 /s/ John T. Schwieters                       Director                                       )
 ---------------------
John T. Schwieters                                                                           )
                                                                                             )
                                                                                             )
 /s/ Robert G. Siefers                        Director                                       )
 ---------------------
Robert G. Siefers                                                                            )
                                                                                             )
                                                                                             )
 /s/ M. Keith Weikel                          Senior Executive Vice President and Chief      )
 ---------------------
M. Keith Weikel                               Operating Officer; Director                    )
                                                                                             )
                                                                                             )
 /s/ Gail R. Wilensky                         Director                                       )
 ---------------------
Gail R. Wilensky                                                                             )
                                                                                             )
 /s/ Thomas L. Young                          Director                                       )
 ---------------------
Thomas L. Young                                                                              )


                  Pursuant to the requirements of the Securities Act of 1933, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on December 30, 2002.

                                        HCR MANOR CARE STOCK PURCHASE AND
                                        RETIREMENT SAVINGS 401(k) PLAN

                                        By:      HEARTLAND EMPLOYMENT
                                                 SERVICES, INC.
                                                 EMPLOYEE BENEFITS COMMITTEE
                                                 PLAN ADMINISTRATOR

                                                 By:  /s/ Wade B. O'Brian
                                                      --------------------------
                                                 Name: Wade B. O'Brian
                                                      --------------------------
                                                 Title:   Chairman
                                                      --------------------------

                                  EXHIBIT INDEX

       EXHIBIT
       NUMBER          DESCRIPTION

         *4            HCR Manor Care Stock Purchase and Retirement Savings 401(k) Plan

         *5            Opinion of R. Jeffrey Bixler

        *23.1          Consent of Ernst & Young LLP

        *23.2          Consent of R. Jeffrey Bixler (included in opinion file as Exhibit 5)

* Filed herewith